EXHIBIT 99.1

February 16, 2017

Dear Fellow Stockholder:

Thank you for your investment in Griffin Capital Essential Asset REIT II. We are writing today to provide you with an important company update, including information regarding a recently completed valuation of our portfolio and an estimated net asset value (“NAV”) of our shares that was determined by our board of directors as a result of this valuation process.

Estimated Net Asset Value Per Share

On February 13, 2017, the board of directors of Griffin Capital Essential Asset REIT II determined an estimated value per share for all our share classes of $9.37 as of December 31, 2016, following a valuation of the company’s property portfolio performed by Duff & Phelps, LLC (“Duff & Phelps”). Subsequent to December 31, 2016, we acquired an additional property for a net purchase price of approximately $14.4 million, which is not assessed in the valuation. Additionally, pursuant to the Investment Program Association’s practice guideline regarding valuations of publicly registered non-listed REITs to which the Duff & Phelps valuation methodology conforms, the estimated per share NAV does not include a portfolio premium that may reasonably be expected to accrue in a typical real estate portfolio valuation process conducted for transaction purposes, nor does it reflect an enterprise value.

The estimated per share NAV was determined by the board of directors after Duff & Phelps, an independent third-party valuation firm, appraised each of our properties and conducted valuation analyses of our property portfolio and balance sheet. Duff & Phelps then divided the aggregate value of our property portfolio, cash and other assets, less the estimated value of outstanding debt and other liabilities, by the number of shares issued and outstanding on an adjusted fully diluted basis. For a full description of the methodology and assumptions used to determine the estimated per share NAV, please see our Current Report on Form 8-K that we filed with the U.S. Securities and Exchange Commission on February 16, 2017.

Distribution Reinvestment Plan

The new purchase price under our distribution reinvestment plan (“DRP”) is $9.37 and will be effective beginning with the February distribution payment to stockholders to be paid in the month of March 2017. If you are a current DRP participant, you do not need to do anything - you will automatically continue to be issued DRP shares under the new purchase price.

Share Redemption Program

In accordance with our share redemption program (“SRP”), the per share redemption price will depend on the length of time the stockholder has held their shares as follows: after one year from the purchase date, 90 percent of the “redemption amount”; after two years, 95 percent; after three years, 97.5 percent; and after four years, 100 percent. The “redemption amount” is the lesser of the purchase price paid per share or the current estimated per share NAV. The estimated per share NAV of $9.37 will now serve as the “redemption amount” for most stockholders, effective with respect to share redemption requests submitted during the first quarter 2017, until such time as the board determines a new estimated per share NAV.

Griffin Capital Essential Asset REIT II, Inc.

It is important to keep in mind that the estimated per share NAV of $9.37 is simply a snapshot as of a particular date and may fluctuate over time as we continue to purchase properties and actively manage our portfolio. The estimated per share NAV is not intended to represent the amount that you could expect to receive if you were to sell your shares now or when we complete a liquidity event. We do not expect any changes to our distribution policy as a result of the valuation.

As of January 31, 2017, we have acquired 34 office and industrial buildings totaling approximately 7.2 million rentable square feet and purchase price of approximately $1.1 billion. As we continue to pursue our strategic plan, we will work to further enhance the value of our portfolio and to maximize shareholder value. Should you have any questions, please contact our Investor Services department at (888) 926-2688.

Thank you for your continued support.

Sincerely,

/s/ Kevin A. Shields	/s/ Michael J. Escalante
Kevin A. Shields	Michael J. Escalante
Chairman and Chief Executive Officer	President

This letter contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in our annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.